Exhibit 99.1

Cingulate Inc. Reports Second Quarter 2025 Financial Results and Provides Recent Highlights

Submitted New Drug Application (NDA) to the FDA for lead asset CTx-1301

Anticipate FDA Decision in Q4 2025 regarding NDA Acceptance with Potential PDUFA Date in Mid-2026

KANSAS CITY, Kan., August 19, 2025 — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today announced its financial results for the quarter ended June 30, 2025, and provided recent highlights.

Recent Highlights:

On July 31, 2025, Cingulate submitted its NDA to the FDA for CTx-1301, a novel, extended-release tablet formulation of dexmethylphenidate designed to deliver a fast onset, entire active-day efficacy, and a smooth pharmacokinetic profile with a single dose, addressing major limitations of current ADHD therapies. The FDA guides that a decision is often made regarding acceptance of the NDA within 60 days. Submission of the NDA came after the following second quarter activities:

◌	Pre-NDA meeting with the FDA;
◌	Announcement of positive top-line results from the high dose (50mg) fed/fast study of CTx-1301, demonstrating that CTx-1301 can be taken with or without food; and
◌	Announcement of results of Phase 3 pediatric study of CTx-1301, demonstrating marked improvement of ADHD symptoms at week five, illustrating the potential benefits of the product and the value of the Precision Timed Release Platform.

In addition, on July 21, 2025, Cingulate entered into a purchase agreement with Lincoln Park Capital, pursuant to which Lincoln Park agreed to purchase from the Company from time to time, over the 36-month term of the agreement and at the Company’s sole discretion, up to an aggregate of $25.0 million of common stock (subject to certain limitations and satisfaction of the conditions set forth in the purchase agreement).

Jay Roberts, Executive Chairman of Cingulate’s Board of Directors, stated, “Submission of the NDA to the FDA for lead asset CTx-1301 marked a pivotal moment in Cingulate’s progression, reflecting years of dedication to developing a truly differentiated ADHD treatment through the Precision Timed Release platform. In addition, the recently executed agreement with Lincoln Park Capital allows management to be opportunistic in its capital needs as we prioritize pre-commercial activities in anticipation of the launch of lead asset CTx-1301 in mid-2026, pending FDA approval.”

SECOND QUARTER RESULTS

Cash and Working Capital: As of June 30, 2025, Cingulate had approximately $8.9 million in cash and cash equivalents, a $3.3 million decrease from December 31, 2024. The Company expects its cash will satisfy its capital needs into late 2025 under the current business plan. To advance the commercialization efforts for CTx-1301 into early 2026, the Company will need to raise approximately $1.5 million of additional capital. As of June 30, 2025, Cingulate had approximately $3.5 million in working capital, a decrease of $4.2 million as compared to $7.7 million as of December 31, 2024.

R&D Expenses: Research and development expenses were $2.7 million for the three months ended June 30, 2025, an increase of $0.8 million or 43.6% from the three months ended June 30, 2024. This change was the result of an increase in both clinical and regulatory costs due to activities which occurred in the preparation of the NDA submission of CTx-1301, including data analysis costs and regulatory consulting costs, partially offset by a decrease in manufacturing costs.

G&A Expenses: G&A expenses were $1.9 million for the three months ended June 30, 2025, an increase of $0.6 million or 47.1% from the three months ended June 30, 2024. This is primarily the result of an increase in legal and financial advisory fees.

Net Loss: Net loss was $4.8 million for the three months ended June 30, 2025, compared to $3.2 million for the three months ended June 30, 2024. The increase in the net loss primarily relates to increased research and development costs as described above.

Cingulate Inc.

Consolidated Balance Sheet Data

	June 30,	December 31,
	2025	2024
Cash and cash equivalents	$8,900,183	$12,211,321
Total assets	$13,468,208	$14,864,489
Total liabilities	$7,956,334	$7,408,984
Working Capital	$3,489,921	$7,688,698
Accumulated deficit	$(117,080,606)	$(108,489,180)
Total stockholders’ equity	$5,511,874	$7,455,505

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$2,700,939	$1,881,093	$4,923,565	$3,688,078
General and administrative	1,949,035	1,325,087	3,432,444	2,466,319
Operating loss	(4,649,974)	(3,206,180)	(8,356,009)	(6,154,397)

Interest and other income (expense), net	(138,761)	(3,497)	(235,417)	(27,757)
Loss before income taxes	(4,788,735)	(3,209,677)	(8,591,426)	(6,182,154)
Income tax benefit (expense)	-	-	-	-

Net loss	(4,788,735)	(3,209,677)	(8,591,426)	(6,182,154)

About Attention Deficit/Hyperactivity Disorder (ADHD)

ADHD is a chronic neurobiological and developmental disorder that affects millions of children and often continues into adulthood. The condition is marked by an ongoing pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. In the U.S., over 20 million patients have been diagnosed with ADHD. Among this group, 12 million are adults and over 8 million are under the age of 17. According to the CDC, just 53.6 percent of all children and teens with ADHD reported they were actively treating their symptoms with medication in 2022, with 65-90 percent demonstrating clinical ADHD symptoms that persist into adulthood. Current market trends demonstrate that adult ADHD prevalence is larger and growing faster than the child and adolescent segments combined.

About CTx-1301

Cingulate’s lead candidate, CTx-1301, utilizes Cingulate’s proprietary PTR drug delivery platform to create a breakthrough, multi-core formulation of the active pharmaceutical ingredient dexmethylphenidate, a compound approved by the FDA for the treatment of ADHD. Dexmethylphenidate is part of the stimulant class of medicines and increases norepinephrine and dopamine activity in the brain to affect attention and behavior. While stimulants are the gold standard of ADHD treatment due to their efficacy and safety, the long-standing challenge continues to be providing patients with an entire active-day duration of action. CTx-1301 is designed to precisely deliver three releases of medication at the predefined time, ratio, and style of release to optimize patient care in one tablet. The result is a rapid onset and entire active-day efficacy, with the third dose being released around the time when other extended-release stimulant products begin to wear off.

About Precision Timed Release™ (PTR™) Platform Technology

Cingulate is developing ADHD and anxiety disorder product candidates capable of achieving true once-daily dosing using Cingulate’s innovative PTR drug delivery platform technology. It incorporates a proprietary Erosion Barrier Layer (EBL) providing control of drug release at precise, pre-defined times with no release of drug prior to the intended release. The EBL technology is enrobed around a drug-containing core to give a tablet-in-tablet dose form. It is designed to erode at a controlled rate until eventually the drug is released from the core tablet. The EBL formulation, Oralogik™, is licensed from BDD Pharma. Cingulate intends to utilize its PTR technology to expand and augment its clinical-stage pipeline by identifying and developing additional product candidates in other therapeutic areas in addition to Anxiety and ADHD where one or more active pharmaceutical ingredients need to be delivered several times a day at specific, predefined time intervals and released in a manner that would offer significant improvement over existing therapies. To see Cingulate’s PTR Platform, click here.

About Cingulate Inc.

Cingulate Inc. (NASDAQ: CING), is a biopharmaceutical company utilizing its proprietary PTR drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of ADHD, Cingulate is identifying and evaluating additional therapeutic areas where PTR technology may be employed to develop future product candidates, including to treat anxiety disorders. Cingulate is headquartered in Kansas City. For more information, visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 27, 2025 and our other filings with the SEC. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor & Media Relations:

Thomas Dalton

Vice President, Corporate Communications, Cingulate

tdalton@cingulate.com

(913) 942-2301